                                   Filed Pursuant to Rule 424(b)(3) and 424(c)
                                                        File Number 333-85490

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 17, 2002
                                       to
                         Prospectus Dated June 24, 2002

                                 ---------------

                              NEOWARE SYSTEMS, INC.

                                ----------------

                        2,678,822 Shares of Common Stock


         This Prospectus Supplement supplements the Prospectus dated June 24, 2002 (the "Prospectus") of Neoware Systems, Inc., a Delaware corporation (the "Company"), relating to an aggregate of 2,678,822 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company that may be sold from time to time by certain stockholders of the Company who received such shares in private transactions, or by pledgees, donees, transferees or other successors-in-interest to the selling stockholders. This Prospectus Supplement should be read in conjunction with, may not be delivered or utilized without, and is qualified by reference to, the Prospectus, except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

         Telcom Assistance Center Corporation ("TACC") transferred 36,953 of its shares of our common stock to Commonwealth Associates, L.P. ("Commonwealth") a consultant which provided services to TACC, and 87,136 of its shares of our common stock pro rata to its common stockholders. Subsequent to TACC's distribution to Commonwealth, Commonwealth distributed a total of 76,953 of its shares of our common stock pro rata to its partners. Some of the transferees were not specifically named in the Prospectus, or were identified as offering a smaller number of shares. The following table lists the selling stockholders not previously specifically identified in the Prospectus as a selling stockholder, or identified as offering a smaller number of shares, and the number of shares each such selling stockholder beneficially owns and may sell pursuant to the Prospectus from time to time. As of September 10, 2002, Commonwealth does not own any shares as a selling stockholder to be offered pursuant to the Prospectus. The information in the table appearing under the heading "Selling Stockholders" in the Prospectus is hereby amended by adding or substituting the information below with respect to the transferees described above, by substituting the information below as to TACC and by removing Commonwealth as a selling stockholder.

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         The following table presents information with respect to beneficial ownership of our common stock as of September 10, 2002, and as adjusted to reflect the sale of the shares, by the selling stockholders. Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to the shares listed. In some instances, the shares offered pursuant to this prospectus may be sold by the pledgees, donees, transferees or other successors-in-interest to the selling stockholders. Unless otherwise indicated, the selling stockholders have not held any position, office or other material relationship with Neoware or any of its affiliates within the past three years other than as a result of the transactions that resulted in the ownership of the shares of our common stock.

         The shares may be offered from time-to-time by the selling stockholders named below. Because the selling stockholders are not obligated to sell the shares of common stock, we cannot estimate the number of shares that the selling stockholders will sell in this offering or the number or percentage of shares of common stock that each selling stockholder will own upon completion of the offering. Both the number of shares listed as being offered by the selling stockholders and the percentages of share ownership after the offering are based on the assumptions that all the shares being offered are sold in this offering, and that no other shares of common stock are acquired or disposed of by the selling stockholders prior to the consummation of this offering.

                                         Number of Shares
                                         Beneficially Owned          Number of                Number of Shares
Selling                                  Prior to the                Shares Being             Beneficially Owned After
Stockholders(1)                          Offering                    Offered                  the Offering
------------                             ------------------          ------------             -------------
Kenneth J. Adelberg                          10,535                    10,535                    -0-

Albert J. Charpentier                        97,836                    97,836                    -0-

Anthony J. DePaul(2)                         73,878                    73,878                    -0-

William Dunkelberg                           35,532(3)                 35,532(3)                 -0-

Cornelia Eldridge                               120                       120                    -0-

Michael S. Falk(4)                           26,338                    26,338                    -0-

Anthony Giardina                                240                       240                    -0-

Scott Greiper(4)                                576                       576                    -0-

Darryl L.King                                   410                       410                    -0-

Carl Kleidman(4)                              1,152                     1,152                    -0-

Douglas Levine(4)                               419                       419                    -0-

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
Beth Lipman(4)                                   60                        60                    -0-

George Kenneth Macrae                        62,587                    62,587                    -0-

Greg Manocherian(4)                              47                        47                    -0-

Jerome Nachlis                                2,457                     2,457                    -0-

Robert O'Sullivan(4)                          2,244                     2,244                    -0-

Daniel Parker Living Trust                      623                       623                    -0-

Robert Priddy(4)                              6,673                     6,673                    -0-

Richard Rosenblatt(4)                           582                       582                    -0-

Keith M. Rosenbloom (4)                      33,977                    33,977                    -0-

Edmund Shea(4)                                  947                       947                    -0-

Joseph Simone                                10,177                    10,177                    -0-

Inder Tallur(4)                               1,166                     1,166                    -0-

Alan Wayne Tamarelli                         29,773                    29,773                    -0-

Robert Tucker(4)                                623                       623                    -0-

Telcom Assistance
Center Corporation                            1,140                     1,140                    -0-

Wakim Brothers                                3,442                     3,442                    -0-

Joseph P. Wynne(4)                            1,166                     1,166                    -0-

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(1)      Each of the selling stockholders listed in the following table is subject to an agreement under which they may not sell hereunder, in any consecutive thirty-day period until June 25, 2003, in excess of five percent of the shares distributed to such selling stockholder.
(2)      Mr. DePaul has served as our Executive Vice President since December
         4, 2001.
(3)      Includes 12,834 shares held by William C. Dunkelberg IRA.
(4) As an affiliate of a broker-dealer, the selling stockholder purchased the shares being registered hereby in the ordinary course of business and, at the time of the purchase, had no agreements, either directly or indirectly, with any person to distribute such shares.